Exhibit 99.4

745 Seventh Avenue New York, NY 10019 United States

November 4, 2021

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated September 15, 2021, to the Board of Directors of First Interstate BancSystem, Inc. (the “Company”), as an Annex D to the joint prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on November 4, 2021 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Great Western Bancorp, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinions of First Interstate’s Financial Advisors—Opinion of Barclays Capital Inc.,” “The Merger—Background of the Merger,” “The Merger—First Interstate’s Reasons for the Merger; Recommendation of the First Interstate Board of Directors,” and “The Merger—Opinions of First Interstate’s Financial Advisors—Opinion of Barclays Capital Inc.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Daniel Zimbaldi
Name:	Daniel Zimbaldi
Title:	Managing Director